UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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ALCO STORES, INC.
(Name of Registrant as Specified in Its Charter)

MILWAUKEE PRIVATE WEALTH MANAGEMENT, INC. WILLIAM J. FLORENT STANLEY B. LATACHA WILLIAM L. LECHTNER ROBERT J. SARLLS MARK R. SCHULTZ
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Milwaukee Private Wealth Management, Inc., together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of shareholders of ALCO Stores, Inc., a Kansas corporation.

On March 6, 2014, Milwaukee Private Wealth Management, Inc. issued the following press release:

Milwaukee Private Wealth Management Nominates a Slate of Highly Qualified Candidates for Election at ALCO Stores’ 2014 Annual Meeting of Shareholders

Delivers Letter to ALCO’s Board of Directors

NEW YORK, Mar. 6, 2014 ([BUSINESS WIRE]) -- Milwaukee Private Wealth Management, Inc. (“MPWMI”), a long-term shareholder of ALCO Stores, Inc. (“ALCO” or the “Company”) (NASDAQ: ALCS), today announced that it has delivered a letter to the Company’s Board of Directors (the "Board") and has nominated a slate of highly qualified candidates for election to the ALCO Board at the Company's 2014 Annual Meeting.

MPWMI’s nominees (the “Nominees”) collectively bring more than 100 years of experience and deep expertise in the retail industry, a demonstrated track record of outstanding financial performance and a strong belief that ALCO’s future can be vastly improved.  The Nominees’ professional backgrounds, the full text of which are included below, include merchandising, marketing, retail finance, real estate development, business turnarounds, and retail strategy.

If elected, MPWMI’s nominees are committed to ensuring that the reconstituted Board acts in the best interest of its stockholders. Mr. Jeffrey Geygan, MPWMI’s Chief Executive Officer, stated:  “We are very confident in the strength of these high-quality candidates. Nonetheless, we are open to engaging in discussions with the current Board to determine whether we can reach a resolution without the need for a costly and disruptive proxy contest.”

The full text of the letter to the Board follows:

March 6, 2014

ALCO Stores, Inc.
751 Freeport Parkway
Coppell, TX 75019
Attn: Members of the Board of Directors

To the Board of Directors,

Milwaukee Private Wealth Management, Inc. (“MPWMI”) currently beneficially owns 3.5% of the outstanding common stock of Alco Stores, Inc. (“ALCO” or the "Company"). We have been a shareholder of the Company for nearly four years.

Since we first acquired an interest in ALCO, the Company’s share price has declined by more than 25%, which is a stark contrast to the performance of the S&P Retail Composite Index (comprised of 39 domestic retailers) during the same period, which has risen by nearly 50%.

We have repeatedly voiced our concerns regarding ALCO’s poor performance to the Board of Directors (the “Board”) and senior management. Shortly after establishing our stake in ALCO, we spoke with Mr. Royce Winston, Chairman of the Board, and discussed ways in which we believed ALCO could enhance its economic performance and consequently enhance shareholder value by eliminating the sharp discount at which the market then valued the Company’s stock.

Following our conversation with Chairman Winston, we met with management in our offices and discussed our belief that management must be held to task with respect to its long-term strategy for ALCO and value-enhancing initiatives.

In 2012, we attended ALCO’s annual meeting of shareholders (the “2012 Annual Meeting”) in order to address the Board directly.  In advance of the 2012 Annual Meeting, we once again met with Chairman Winston and pointed out the fact that ALCO’s own Board appears to lack faith in the Company and management’s efforts to enhance value, by virtue of the Board’s near absence of any direct equity ownership.  During the 2012 Annual Meeting we questioned the three independent directors in attendance as to why they, with complete visibility and access to ALCO’s financial statements and knowledge that the stock was then trading at a steep discount, had chosen not to align their interests with shareholders through stock ownership if they, in fact, believed management would successfully execute on the very plan endorsed by the Board.  At the 2012 Annual Meeting, we proposed to the Board that its members consider taking a portion of their Director’s fee in ALCO stock as a show of good faith and a vested interest in the Company’s success.  This proposal was ignored.  The Board’s lack of equity ownership has been, and continues to be, a cause for serious concern.

MPWMI later traveled to three rural Indiana ALCO stores for a real-time assessment of ALCO’s retail potential in rural America. ALCO’s CEO, Mr. Richard Wilson, arranged a day in the field for MPWMI’s research & analysis team.  Upon closer review, our team was even more convinced that ALCO presented an absolutely viable and unique option to serve rural American communities as a retailer of choice.  In contrast, the Company’s more recent attempt to open urban area stores in Houston and Dallas seemed counter intuitive.  ALCO’s mission and history has been, and continues to be, serving rural American communities.

We most recently met with Chairman Winston on November 15, 2012 in New York City, during which time we reiterated that the continued weakness of the Board has prevented ALCO from achieving its potential.  Our president, Mr. Jeff Geygan, personally offered to serve on the Board and commit his expertise and leadership experience to drive the Company forward.  This meeting was constructive, yet the Board subsequently rejected Mr. Geygan’s offer.

In October 2013, shareholders’ continued dissatisfaction with the Board and management was made fully evident by shareholders’ rejection of Argonne Capital Group, LLC’s (“Argonne”) offer to acquire ALCO, an acquisition that the Board approved and recommended.  Argonne’s offer valued the Company at a significant discount to the Company’s book value, and it signaled the Board’s lack of tenacity – in addressing ALCO’s performance issues, the Board would rather sell the Company on the cheap instead of committing itself to working with management to fix underlying problems, improve performance and support the Company in pursuing growth opportunities.

The failed Argonne transaction serves as a culminating example of the Board’s ineffectiveness as stewards of the Company and shareholder value. We believe that material changes in Board composition and corporate strategy are immediately required at ALCO.

In light of the Board's inaction to meaningfully address the Company’s continuing underperformance, we were compelled to take the necessary steps towards nominating a slate of new, highly-qualified and independent directors to the Board. On March 6, 2014, we delivered a formal nomination notice to the Company, in which we provided our intention to nominate an alternative slate of director candidates for election to the Board at the 2014 annual meeting of shareholders.

Our proposed Board nominees, individually and as a group, have highly relevant and extensive professional experience that is desperately needed at the Board. Their domain expertise, with more than 100 years of collective experience in retailing (direct experience in marketing, general merchandising, finance & real estate), operations, strategy and turnaround situations, is highly applicable to ALCO’s current situation.  Our slate offers significant capacity to assist management in making essential operational improvements, implementing best practices, and crafting and executing strategies that take advantage of growth opportunities and improve the long-term competitiveness and the ultimate viability of ALCO – all of which, we believe, will maximize shareholder value. We have provided detailed backgrounds of each of our nominees below.

ALCO is at a critical juncture in its history. The Company faces increasing competition from a multitude of physical store formats as well as from a growing number of online shopping opportunities. Unless shareholders embrace new leadership and replace the Board with members that are highly experienced and highly motivated to lead management and the Company toward improved performance, growth and shareholder value, we, as shareholders, will be faced with more of the same – a deteriorating share price, subpar financial performance, erosion of ALCO’s customer base and the continued benign neglect of a venerable retail brand that has every reason to exist and thrive in the 21st Century.

We remain prepared to engage in constructive dialogue with the Board to reach a mutually agreeable resolution. However, if an agreement is not reached, we are fully prepared to solicit the support of our fellow shareholders to elect a new slate of directors at the 2014 Annual Meeting who are committed to representing the best interests of all shareholders. We hope that the Board will begin to recognize that our interests are directly aligned with those of all shareholders and that we only want what is best for ALCO and its shareholders.

Sincerely,

/s/ Jeff Geygan

Jeff Geygan
President & CEO
Milwaukee Private Wealth Management, Inc.

Biographical Information about ALCO’s Director Nominees:

Mr. William J. Florent (age 54) is an accomplished growth oriented business strategist that drives sustainable corporate contributions through partnership building, financial analysis, strategic planning and accounting. Prior to November 2013, Mr. Florent was the Chief Financial Officer of Cassidy Turley, Inc., a national commercial real estate services company, where he provided financial and operational input into the strategic direction and growth of the company through the financial analysis he provided to the CEO, members of the Executive Committee, and service line and regional office principals. During his 14 year tenure with Cassidy Turley the company grew from $35 million to $650 million in annual revenues. Prior to joining Cassidy Turley in 2000, Mr. Florent served as Vice President and Retail Controller of Nine West Group, Inc. (NYSE:NIN), an internationally recognized women's footwear and accessories company, which had 1,499 retail stores and achieved approximately $1.9 billion in annual sales prior to its acquisition by Jones Apparel Group. During his service at Nine West Group, Mr. Florent managed the accounting, budgeting and financial reporting obligations of a new public company. Prior to Nine West he spent eight years at the May Department Store Company (NYSE:MAY), where his responsibilities included corporate financial functions, SEC filings, and leading the accounting and finance team integration of merger between Robinson's and May Company store divisions. Mr. Florent began his professional career at the predecessor accounting firm of KPMG. Mr. Florent received his B.S. in Accounting from Southern Illinois University.

Mr. Stanley B. Latacha (age 63) is a retail turnaround expert and proven strategic marketing and branding leader with over 30 years of experience, on both the client side and advertising agency side, across all retail categories. Mr. Latacha most recently served as a Senior Vice President and Chief Marketing Officer of Pamida, an affiliate of Sun Capital Partners, Inc., that operates more than 180 retail stores and pharmacies.  Mr. Latacha oversaw a restructuring of Pamida’s where he provided the executive leadership to reinvent and reposition the chain. He changed processes and procedures across marketing, operations and merchandising. He linked marketing and merchandising processes to sales performance, resulting in the first annual positive growth on comparable sales for the chain in ten years. Prior to his role at Pamida, Mr. Latacha served as President of LeAf, a retail marketing and advertising agency that provided on-demand marketing strategy and advertising support for retailers and manufacturers entering the retail market. Prior to LeAf he held chief marketing positions with such retailers as Ashley Furniture Industries, PETCO Animal Supplies, Goody’s Family Clothing, and OfficeMax. Mr. Latacha began his professional career with the advertising agencies of Ogilvy & Mather and DDB.  He received his B.S.B.A. from Roosevelt University.

Mr. William L. Lechtner (age 65) has diverse experience across all merchandise, marketing and sales promotion categories. Mr. Lechtner’s expertise includes creative brand building and positioning, innovative supply chain solutions and leadership and team development. Mr. Lechtner has been the Chief Executive Officer and Managing Director of The Lechtner Group, a San Diego, California consulting group since 2006. The Lechtner Group develops creative business plans and strategies to increase revenues, profits and market shares for companies in the pet industry. Mr. Lechtner was the Vice President/General Merchandise Manager of PETCO Animal Supplies, a national pet specialty retailer, from 1995 to 2006. During his tenure PETCO grew from $270 million in annual sales and 265 stores to $1.8 billion annual sales and 716 locations. Prior to PETCO he held general merchandising manager positions with such retailers as Half Price Stores, Pic & Save Stores, and Burdines. Mr. Lechtner currently serves on the Board of Directors of OurPet’s Company, a publicly traded company. Mr. Lechtner received his B.S. from the University of Miami.

Mr. Robert J. Sarlls (age 50) most recently spent four years leading the strategic transformation and professionalization of John B. Sanfilippo & Son, Inc. (NASDAQ:JBSS), one of the largest packaged nut companies in the world with over $700 million in annual sales. During his tenure the company achieved record annual sales, a tripling of its EBITDA, and a near quadrupling of its share price. Mr. Sarlls most recently held the position of Senior Vice President, International Sales, Strategy and Business Development, where he led the company’s sales of branded and private branded nut products to customers in Asia, Latin America, Europe and the Middle East. Prior to this role he had senior leadership of the company’s $400 million US Consumer Sales division, where he and his team were responsible for selling branded and private branded nut products to supermarkets, mass merchandisers, and specialty retailers. Mr. Sarlls also led JBSS’ acquisition of Orchard Valley Harvest, a $60 million processor of branded and private branded nut and dried fruit products. He joined JBSS in 2009 as Vice President, Strategy & Business Development.  Prior to his service at John B. Sanfilippo & Son, Mr. Sarlls was a Director at RBC Capital Markets, the investment banking arm of the Royal Bank of Canada. Prior to that, he was a Member of Strategic Food Capital Partners, a firm which provided food industry focused advisory services to the private equity community. Prior to that, Mr. Sarlls was a Vice President with Rabobank International, a global leader in providing financing and advisory services to the food and agribusiness industry, for eight years, where he focused on domestic and international mergers & acquisitions. Mr. Sarlls received his A.B., Cum Laude, from Harvard College.

Mr. Mark R. Schultz (age 59) has over 30 years of real estate and project management experience, primarily with retailers. Mr. Schultz most recently completed a 17 year career with Supervalu, Inc. (NYSE:SVU), one of the largest retailers of food and related products in the US and a major wholesaler of consumables and general merchandise to a diversified portfolio of third party retailers. At Supervalu Mr. Schultz, as Director of Customer Development and Store Experience, was responsible for leading and directing all customer experience related activities as it pertained to the company’s new and remodeled stores of its corporate owned and Save A Lot independently owned stores, 60 of which were newly built or remodeled over a three year period. For most of his tenure with Supervalu he had senior responsibility for all of its capital development projects, including architecture, store planning, interior design and equipment procurement.  Mr. Schultz, over a period of 13 years, oversaw the construction and development of 20 new stores and 270 remodels, representing a capital investment in excess of $300 million. Prior to Supervalu he held real estate project development positions with CBRE and Target Corporation (NYSE:TGT). Since 2009 Mr. Schultz has been a member of the Retail Design Institute and the Association for Retail Environments. He received his B.S. and Associates degrees from Ferris University.

About MPWMI: Milwaukee Private Wealth Management, Inc. is an SEC Registered Investment Advisor (RIA) offering Investment Research & Advisory Services to high-net worth individuals, families and institutions. Milwaukee Private Wealth Management is based in Mequon, Wisconsin.

Contact: Jeffrey Geygan
262-478-0640
mpwmi.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS
Milwaukee Private Wealth Management, Inc. (“MPWMI”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of shareholders of ALCO Stores, Inc., a Kansas corporation (the “Company”).

MPWMI STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The participants in the proxy solicitation are MPWMI, William J. Florent, Stanley B. Latacha, William L. Lechtner, Robert J. Sarlls and Mark R. Schultz (collectively, the “Participants”).

As of the date of this filing, MPWMI beneficially owns 113,955 shares of common stock, par value $.0001 per share (the “Common Stock”) of the Company.  As of the date of this filing, none of Messrs. Florent, Latacha, Lechtner, Sarlls and Schultz directly owns any shares of Common Stock.